EX-99.g.2.C

AMENDED AND REVISED APPENDIX
TO RULE 17f-5 DELEGATION AGREEMENT

This Appendix to the Rule 17-5 Delegation Agreement dated May 8, 2003, as amended, between UMB Bank, n.a. and Scout Funds, is amended and restated, effective __________, 2011, to indicate that the series of Scout Funds listed below are covered by the Rule 17-5 Delegation Agreement, and Scout Funds agrees, on behalf of each such series, to be bound by all terms and conditions in said agreement and any amendments thereto.

Name of Fund:

Scout Stock Fund
Scout Mid Cap Fund
Scout Small Cap Fund
Scout TrendStar Small Cap Fund
Scout International Fund
Scout International Discovery Fund
Scout Core Bond Fund
UMB Scout Core Plus Bond Fund

SCOUT FUNDS

By:_____________________________

Name: Andrew J. Iseman

Title: President

UMB BANK, N.A.

By: _____________________________

Name: Bonnie Johnson

Title: Vice President

Effective Date: __________________, 2011